EXHIBIT 99



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                                  PRESS RELEASE

                            TF FINANCIAL CORPORATION
                   3 Penns Trail, Newtown, Pennsylvania 18940


Contacts:         John R. Stranford, President
Phone:            (215) 579-4000
Fax:              (215) 579-4748


                                                           For Immediate Release
                                                                  April 29, 1999

        TF FINANCIAL CORPORATION ANNOUNCES RESULTS OF ANNUAL MEETING OF
          STOCKHOLDERS AND APPOINTMENT OF NEW CHIEF FINANCIAL OFFICER

         Newtown, Pennsylvania, April 29, 1999 -- TF Financial Corporation (the "Corporation") (NASDAQ: THRD), the holding company for Third Federal Savings Bank, announced the results of voting at its 1999 annual meeting of stockholders held yesterday. At the meeting, stockholders reelected John R. Stranford as a director of the Corporation for a three-year term. In addition, stockholders of the Corporation voted overwhelmingly to reject two stockholder proposals, one to repeal or amend several anti-takeover provisions of the certificate of incorporation and bylaws of the Corporation and another to recommend that the Board of Directors take the necessary steps to achieve a sale or merger of the Corporation on terms that will maximize stockholder value.

         In addition, the Corporation announced that Mr. Dennis R. Stewart, a certified public accountant and formerly Executive Vice President and Chief Financial Officer of a $700 million asset thrift located in Virginia Beach, Virginia, has been appointed Senior Vice President and Chief Financial Officer of the Corporation following the resignation of the Company's former Chief Financial Officer.

         Third Federal Savings Bank is headquartered in Newtown, Pennsylvania and operates in Pennsylvania and New Jersey through its main office and 14 branch offices. The Bank's deposits are insured up to maximum legal limits by the Federal Deposit Insurance Corporation (FDIC). The Company's stock is traded under the symbol "THRD" on the NASDAQ Stock Market.